Private and Confidential

2 June 2006

Alastair Westgarth

Dear Alastair

We are pleased to present to you this offer to join Airspan Networks Inc as Chief Technical Officer reporting to Eric Stonestrom, Chief Executive Officer.

Compensation

This position offers a salary of US$260,000 per annum to be reviewed on 1 April 2007. Thereafter your salary will be reviewed annually on the 1 April.

Stock Options

In addition to this cash compensation you will be presented with the option to purchase:

200,000 shares in Airspan Networks Inc common stock. These options will have a grant date as of the date they are approved at the first Board meeting following the date of hire. The price for these share options will be the closing market price on the date of that Board meeting. On the first anniversary of the grant date 25% of this option will vest, the remaining 75% will vest in monthly increments over the following three years;

Participation in an annual 2006 grant of 40,000 restricted shares in Airspan Networks Inc common stock to be prorated for the months' actually worked within 2006. The vesting of these shares is a combination of time and performance based. These shares will have a grant date as of the date they are approved at the first Board meeting following the date of hire. The price for these share options will be the closing market price on the date of that Board meeting.

Executive Bonus Plan

You will be eligible to participate in the executive bonus plan at the 40% level, from the start of the first quarter following your start date. Details of the plan are attached. The bonus plan is non-contractual and can be changed or discontinued at any time at the Board's discretion. Bonuses are not consolidated in salary and do not form part of any base pay that would count

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6/10/06

towards premium payments, allowances or any other benefits. For the period worked between July 1 and the end of the third quarter, a guaranteed payout of 40% of the base pay earned in the quarter will be provided. This will be paid upon filing of the company 3Q06 10Q report. Starting in 4Q, the payout will be earned as per the percentage paid in the general plan. The 4Q target is as established in the company plan of record at the start date of the employment.

Employee Stock Purchase Plan

You will also have the right to purchase shares in the Company's common stock under the Employee Stock Purchase Plan. The next opportunity for enrolment in the Plan will be on 1 August 2005. Details will be forwarded to you before that date.

Sign-on Bonus

We will refund up to $10,000 sign on bonus from the previous employer after two months service provided that you are still in our employment and that you have forfeited this amount. This amount will be paid in first pay cycle after two months from start date.

Termination

In the event of termination not for cause triggered by the company, an amount of three months' base salary will be paid in monthly increments.

Benefits

Other benefits will be fully explained to you by Paychex our employment and payroll bureau.

Place of Work

Place of Work

Your normal workplace will be Boca Raton. If required, you will work at any other establishment of the Company either temporarily or permanently, as the business may require. Currently no permanent relocation is required, but if and when relocation from your current residence is mutually agreed to be required a relocation compensation package will be negotiated and agreed to by both Airspan Networks and yourself addressing actual relocation costs in terms of movement of furnishings and family. In the course of your duties you will also be required to travel extensively, in particular to the United Kingdom.

Contract of Employment

This is an 'At-Will' contract of employment which may be terminated at any time, by either party, by giving two weeks notice.

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06/09/06

The Company reserves the right to terminate your employment without notice in the case of gross misconduct. Gross misconduct includes (but is not limited to) dishonesty, fraud, breach of Company confidentiality, gross negligence and action in any other way, which could bring either yourself or the Company into disrepute.

Acceptance

On acceptance, please complete the enclosed Confidentiality and Proprietary Information Agreement. You are also required to read the enclosed Code of Business Conduct, sign the final page and return together with the signed copy of the contract, as mentioned above, in order that arrangements for your commencement may be made and communicated to you.

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06/09/06

May I take this opportunity to welcome you to Airspan Networks Inc and wish you every success for the future. If there is anything you wish to discuss, please do not hesitate to contact me.

Yours sincerely

Eric Stonestrom
Chief Executive Officer

Please sign both copies of this letter and return one copy to me.

Accepted ______________________ Date June 9/2006
(Alastair Westgarth)

Encs

25. Acknowledgement

I confirm receipt of a copy of the Code of Business Conduct, have read and understand Airspan's and my responsibilities under "The Code".

Print Name: Alastair B Westgarth

Signature: [signature]

Date: June 12/06

Sign, date and return this page ONLY to Human Resources at Uxbridge by mail or fax. Fax number 44 (0) 1895 467132

5.2 Rights and obligations under this agreement shall continue in force after the termination of this agreement and shall be binding upon the personal representatives of the employee.

5.3 This agreement shall be governed by and construed in accordance with English law and each party to this agreement submits to the exclusive jurisdiction of the English courts.

5.4 In this agreement, "group company" means any holding company or subsidiary for the time being of the Company or the Parent (for which purposes the expressions "holding company" and "subsidiary" shall have the meanings ascribed to them by Section 736 Companies Act 1985).

Signed for and on behalf of
AIRSPAN NETWORKS INC

by:-

Barbara Sheard
Director, Human Resources

Signed by the Employee: [signature] Date: June 12/06
(Alastair Westgarth)